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                                                                     Exhibit 4.1

                              VORNADO REALTY TRUST

                             1993 OMNIBUS SHARE PLAN

     1. PURPOSE. The purpose of the 1993 Omnibus Share Plan of Vornado Realty Trust (the "Plan") is to promote the financial interests of Vornado Realty Trust (the "Trust"), including its growth and performance, by encouraging employees of the Trust and its subsidiaries to acquire an ownership position in the Trust, enhancing the ability of the Trust and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with a way to acquire or increase their proprietary interest in the Trust's success.

     2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 14, the number of common shares, par value $.04, of beneficial interest in the Trust (the "Shares") which shall be available for the grant of awards under the Plan shall not exceed 7,250,000. No Participant (as defined in Section 3) shall be granted stock options and stock appreciation rights with respect to more than an aggregate number of 2,500,000 Shares, subject to adjustment as provided in
Article 14. The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares, as the Trust may from time to time determine.

     Shares subject to an award that expires unexercised, that is forfeited, terminated or cancelled, in whole or in part, or is paid in cash in lieu of Shares, shall thereafter again be available for grant under the Plan, provided that if such award was granted to an officer subject to the provisions of
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") who received benefits of ownership of such Shares for purposes of Section 16(b) of the Exchange Act, such Shares shall not thereafter be available for grant under the Plan to officers subject to the provisions of Section 16(b) of the Exchange Act.

     3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the

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Trustees of the Trust. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

     Subject to the provisions of the Plan, the Committee (i) shall select the employees of the Trust and its subsidiaries who will be participants in the Plan (the "Participants"), determine the type of awards to be made to Participants, determine the Shares or share units subject to awards, and (ii) shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     4. ELIGIBILITY. All employees of the Trust and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Trust, as determined by the Committee, are eligible to be Participants in the Plan.

     5. AWARDS. Awards under the Plan may consist of the following: stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options), stock appreciation rights, performance shares, or grants of restricted stock. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

     6. STOCK OPTIONS. The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the fair market value of the Shares on the date of grant. Stock options shall

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be exercisable for such period as specified by the Committee, but in no event may options be exercisable more than ten years after their date of grant. The option price of each Share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of Shares owned by the Participant valued at fair market value as of the date of exercise, in such other consideration as the Committee deems appropriate, or by a combination of cash, Shares and such other consideration.

     If determined by the Committee at or subsequent to the date of grant of a stock option, in the event a Participant pays the exercise price of such stock option (in whole or in part) by tendering Shares owned by the Participant, such Participant shall automatically be granted a reload stock option for the number of Shares used to pay the exercise price. The reload stock option shall have terms and conditions determined by the Committee consistent with this Section. If a reload stock option is granted as set forth above, one or more successive reload stock options shall automatically be granted, unless otherwise determined by the Committee, to a Participant who pays all or part of the exercise price of any such reload stock option by tendering Shares owned by the Participant. Such reload stock option grants shall not be treated as Shares granted under the Plan in determining the aggregate number of Shares available for the grant of awards pursuant to the first sentence of Section 2.

     Notwithstanding any other term of the Plan, upon the effectiveness of the merger of Vornado, Inc. ("Vornado") into the Trust, pursuant to the Agreement and Plan of Merger, dated March 30, 1993 (the "Merger Agreement"), all outstanding options granted under the 1985 Stock Option Plan, as amended May 6, 1992, of Vornado, Inc. (the "1985 Plan"), pursuant to the Merger Agreement, will be assumed and governed under the Plan, be converted into and become a right to purchase the same number of Shares at the same price per Share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the effectiveness of the merger.

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     7. STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem with or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right shall entitle the Participant to receive from the Trust an amount equal to the increase of the fair market value of the Share on the exercise of the stock appreciation right over the grant price. The Committee, in its sole discretion, shall determine whether the stock appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

     8. PERFORMANCE SHARES. Performance shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the time the Shares subject to the grant of performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. The Committee, in its sole discretion, shall determine whether performance shares granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

     9. RESTRICTED STOCK. Restricted stock may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Trust until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant. The Committee, in its sole discretion, shall determine whether restricted stock granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

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